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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report
             (Date of earliest event reported):  September 30, 2000



                                Advanstar, Inc.
                   ----------------------------------------
              (Exact Name of Registrant as Specified in Charter)



      Delaware                      333-57201              94-3243499
----------------------------       -----------          -------------------
(State or Other Jurisdiction       (Commission            (IRS Employer
   of Incorporation)               File Number)         Identification No.)


   545 Boylston Street
  Boston, Massachusetts                                      02116
------------------------                                ----------------
 (Address of Principal                                     (Zip Code)
   Executive Offices)


      Registrant's telephone number, including area code:  (617) 267-6500
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Item 9.  Regulation PD Disclosure (Effective October 23, 2000)


The following are results for Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., for the third quarter ended September 30, 2000. Advanstar Communications conducts all of Advanstar, Inc.'s operations other than its Internet operations, which are conducted through a different subsidiary.

Revenue was $95.8 million for the third quarter compared with $84.0 million for the third quarter last year. Adjusted EBITDA (which we define as operating income plus depreciation, amortization and stock-option compensation expense or less any stock option compensation benefit, less amounts attributable to minority interest) was $30.6 million for the quarter compared with $23.1 million for the third quarter of 1999. Revenue for the nine months ended September 30, 2000 was $303.3 million compared with $254.2 million for the same period last year while Adjusted EBITDA for the nine months ended September 30, 2000 was $86.7 million compared with $67.3 million for the same period last year. The improvement was primarily due to revenue growth across all segments, as a result of acquisitions, product launches and growth in existing products offset in part by dispositions, increased general and administrative expenses and production, selling and other direct expense as a result of continued acquisitions, product launches, and incremental increases to meet continued growth. On January 1, 2000, the existing internet operations of Advanstar Communications Inc. was transferred to a separate subsidiary of Advanstar, Inc. For the nine months ended September 30, 1999, these internet operations recorded revenue of $0.6 million and adjusted EBITDA loss of $0.5 million.

At September 30, 2000, outstanding indebtedness of Advanstar Communications Inc. was $513.9 million. On a pro forma basis, giving effect to the acquisition of Advanstar, Inc. by DLJ Merchant Banking Partners III, L.P., outstanding indebtedness of Advanstar Communications Inc. was approximately $565.0 million and outstanding indebtedness of Advanstar, Inc. was in the amount of $615.0 million.

For the last twelve month period ended September 30, 2000, on a pro forma basis reflecting the full year effect of acquisitions and dispositions, including the transfer of Advanstar.com to another subsidiary of Advanstar, Inc., revenue and Adjusted EBITDA were $376.5 million and $101.7 million, respectively.

Advanstar, Inc., the parent company of Advanstar Communications Inc., also announces its third quarter results. Revenue for the quarter was $96.5 million compared with $84.0 million for the quarter ended September 30, 1999. Adjusted EBITDA for the quarter was $27.1 million compared with $23.1 million for the same period last year.

For the nine month period ended September 30, 2000, revenue was $304.6 million compared to $254.2 million for the same period in 1999 and Adjusted EBITDA was $79.5 million compared with $67.3 million for the nine months ended September 30, 1999.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.


                                    ADVANSTAR, INC.

November 13, 2000
                                    By:  /S/ David W. Montgomery
                                       -------------------------
                                       David W. Montgomery
                                       Vice President--Finance and Chief
                                       Financial Officer

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